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Exhibit 5.1
                                    June 29, 1999

Louis Dreyfus Natural Gas Corp.
14000 Quail Springs Parkway, Suite 600
Oklahoma City, Oklahoma 73134

           Re: Louis Dreyfus Natural Gas Corp. - Registration Statement on
               Form S-8 Relating to 1,000,000 Additional Shares of Common Stock in Connection with the Louis Dreyfus Natural Gas Corp. Stock Option Plan

Ladies and Gentlemen:

     On December 14, 1998, the Board of Directors of Louis Dreyfus Natural Gas Corp. (the "Company") adopted an amendment to the Company's Stock Option Plan (the "Plan") increasing the number of shares of common stock, $0.01 par value per share ("Common Stock"), of the Company issuable pursuant to the Plan by 1,000,000 shares (the "Additional Shares") for a total of 3,000,000 shares.

     You have requested our advice with respect to the legality of the Additional Shares issuable upon exercise of options that may be granted pursuant to the Plan.

     We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

     Based on the foregoing, and upon consideration of applicable law, it is our opinion that the 1,000,000 Additional Shares that may be issued pursuant to options granted under the Plan will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.


                                   Respectfully submitted,

                                   CROWE & DUNLEVY
                                   A PROFESSIONAL CORPORATION


                                   By:/s/ J. Bradford Hammond
                                      ---------------------------
                                      J. Bradford Hammond